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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Antero Resources Corporation:

        We consent to the use of our report dated February 27, 2014, with respect to the consolidated balance sheets of Antero Resources Corporation as of December 31, 2012 and 2013, and the related consolidated statements of operations and comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Denver, Colorado

November 26, 2014

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm